EXHIBIT 5.1

                       [Letterhead of Herbert M. Jacobi]

                                  July 6, 1998

James Tilton, President
China Food & Beverage Company
8 West 38th Street, 9th Floor
New York, New York 10018

Gentlemen:

      I am securities counsel for China Food & Beverage Company ("China"). You have asked me to render this opinion to China.

      You have advised that:

      1. China is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended;

      2. James Tilton is a director of China and the President and Treasurer of China ("Tilton") and has served in such capacity for more than the last 3 months without compensation.

      3. In order to induce Tilton to continue to act as a director and an officer of China, China has agreed to issue its securities to Tilton.

      4. The shares to be issued to Tilton are pursuant to corporate resolution and the approval of the Board of Directors and the shares to be issued to Tilton are to be registered pursuant to a Registration Statement on Form S-8.

      I have read such documents as have been made available to me. For purposes of this opinion, I have assumed the authenticity of such documents.

James Tilton
July 6, 1998


Page 2

      Based on the accuracy of the information supplied to me, it is my opinion that China may avail itself of a Registration Statement on Form S-8 and is qualified to do so, and further, it is my opinion that Tilton, is a proper person qualified to receive shares which are registered in a Registration Statement on Form S-8.

      I consent to the use of my name in the Registration Statement filed on Form S-8.

                                               Very truly yours,

                                               /s/ Herbert M. Jacobi
                                               ---------------------------------
                                               Herbert M. Jacobi